Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Announces the Re-Election of its Directors at its 2012 Annual Shareholders Meeting

COSTA MESA, Calif., May 22, 2012 (GLOBE NEWSWIRE) — Pacific Mercantile Bancorp (Nasdaq:PMBC - News), the parent holding company of Pacific Mercantile Bank (the “Bank”), announced that, at its Annual Meeting held on May 17, 2012, the Company’s shareholders re-elected its incumbent directors, George L. Argyros, Raymond E. Dellerba, Warren T. Finley, Andrew M. Phillips, Daniel A. Strauss, Dr. John Thomas and Gary M. Williams, and also elected Neil B. Kornswiet, to the Board. Mr. Kornswiet is an incumbent director and the President of the Mortgage Division of the Bank. “We are pleased and gratified that our shareholders have shown their confidence in and their strong support for the members of our Board of Directors by voting so overwhelming for their election at the Annual Meeting,” stated Raymond E. Dellerba, the Company’s President and Chief Executive Officer.

The Company also announced that Edward J. Carpenter, John D. Flemming and Michael P. Hoopis have joined the Company’s Board of Directors and Mr. Carpenter has been elected as Chairman of the Company’s Board of Directors, a position that became vacant as a result of the unexpected and untimely death of the Company’s former Chairman, George H. Wells. “Messrs. Carpenter, Flemming and Hoopis bring to the Board a wealth of banking, finance, regulatory, risk management and managerial knowledge and experience to the Board,” stated Mr. Dellerba. “We are very fortunate to have gentlemen of such stature within our business community join our Board. They will provide us with valuable insights and the benefit of their experience as we move on to the next step of our strategic plan,” concluded President Dellerba.

Messrs. Carpenter and Flemming are managing members of the general partner of the Carpenter Community BancFunds, which recently purchased a total of 4,201,278 shares of our common stock for a cash purchase price of $6.26 per share and are now the Company’s largest shareholder, owning approximately 26% of our voting shares.

Mr. Carpenter is Chairman and Chief Executive Officer of Carpenter & Company, one of the managing members of the general partner of the Carpenter Community BancFunds and Chair of their Investment and Governance Committees. Since founding Carpenter & Company in 1974, he has led that firm as it developed its financial institutions practice and its asset management and investment banking businesses. Mr. Carpenter has served as a member of legislative review committees for California and federal bank regulatory bodies, including the Office of the Comptroller of the Currency in Washington, D.C., and on advisory boards for the California Department of Corporations and the California State Banking Department. He also has served on the boards of directors of numerous banks and bank holding companies.

John D. Flemming is the President and Chief Operating Officer of Carpenter & Company and also is a managing member of the general partner of the Carpenter Community BancFunds. Mr. Flemming is and since 1991 has been the President of Carpenter & Company and has played an instrumental role in building, managing and supervising that firm’s government asset management practice, broker/dealer subsidiary, investment banking business and private equity activities. Mr. Flemming has served since 2009 as a director of Manhattan Bancorp and its bank subsidiary, Bank of Manhattan, N.A., and chairs its Compensation Committee.

Michael P. Hoopis is, and since 2006 has been, President, Chief Executive Officer and a member of the Board of Directors of Targus Group International, Inc., a worldwide leader in the manufacture and marketing of cases and accessories for laptop computers, tablets and e-readers. Prior to joining Targus, Mr. Hoopis served for seven years as the President and Chief Executive Officer of Water Pik Technologies, Inc., where he led the spin-off and transition of Water Pik from a segment of Allegheny Teledyne to a public company in 1999. From 1989 until he joined Water Pik in 1998, Mr. Hoopis held several executive management positions at Black & Decker, including President of Worldwide Household Products, Price Pfister, Inc. and Kwikset Corporation.

Due to his experience as a CEO of a public company, our Board of Directors has elected Mr. Hoopis as a member of its Audit Committee

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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